Exhibit 99.1

For More Information Contact:

John Paulsen, (831) 439-2499

john.paulsen@seagate.com

Woody Monroy, (831) 439-2838

woody.monroy@seagate.com

DISC DRIVE LEADER SEAGATE INTRODUCES 5-YEAR WARRANTY ON ALL INTERNAL

COMPUTER HARD DRIVES SHIPPED IN DISTRIBUTION AND RETAIL CHANNELS

World’s most reliable hard drives now feature industry’s best warranty protection

SCOTTS VALLEY, Calif. – July 26, 2004 – Seagate Technology (NYSE:STX), the world’s leading hard disc drive maker, today announced it has introduced a 5-year warranty, effective immediately, on every Seagate internal PC, notebook and enterprise hard drive shipped through its distribution and retail channels throughout the world. This unprecedented move establishes Seagate as the undisputed leader in providing best-in-class warranty protection, boosting standard 1-year and 3-year warranties to an industry-leading 5 years on the world’s most reliable hard drives. Together with the company’s unparalleled introduction last month of 12 new products for every hard drive application, Seagate has further strengthened its category leadership in the storage market. The new warranty applies retroactively to applicable hard drives shipped since June 1, 2004.

“Seagate stands proudly behind its hard drives with the industry’s best warranty,” said Jeff Loebbaka, Seagate vice president of Global Marketing. “Success for our channel partners and customers is critical to Seagate’s success; the new 5-year warranty enables our channel partners to sell the best drives to their customers and minimizes the cost and time they spend on warranty related issues. Seagate channel customers have made it clear that this unprecedented 5-year warranty protection will improve their ability to be successful. The new warranty shows again that Seagate leads the industry in deploying innovative programs to meet the needs of the channel.”

“One of Seagate’s greatest strengths is that we can leverage our operational excellence to bring the newest technology and products to market first, while always ensuring the highest product quality,” said Bill Watkins, Seagate president and CEO. “For several years Seagate has made industry-leading investments in Six Sigma design and quality processes, common design platforms, and advanced manufacturing, and as a result we believe we have shown that reliability and quality leadership are synonymous with the name Seagate.”

Disc Drive Leader Seagate Introduces 5-Year Warranty on all Internal Computer Hard Drives Shipped in Distribution and Retail Channels

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Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

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